FIRST AMENDMENT TO
                      DIRECTRIX, INC. STOCK INCENTIVE PLAN
                              FOR OUTSIDE DIRECTORS

         1. DEFINED TERMS. All defined terms used herein shall have the same meaning as in the Directrix, Inc. Stock Incentive Plan for Outside Directors ("Plan").

         2. INCREASE IN NUMBER OF SHARES SUBJECT TO THE PLAN. The first sentence of Section 3 of the Plan shall be modified to increase the number of shares subject to the Plan from 20,000 to 150,000. After modification, the first sentence of Section 3(a) shall read as follows:

         "3.      Stock Subject to the Plan

                  Options shall be granted under the Plan with respect to a number of shares of Company Stock as set forth in Section 6 that in the aggregate does not exceed 150,000 shares."

         3. INITIAL GRANT; INCREASE IN FORMULA GRANT OF OPTIONS. The first sentence of Section 6 of the Plan shall be modified to increase the number of shares of Company Stock in the Option granted to each director eligible to participate in the Plan from 1,250 shares of Company Stock per year to 5,000 shares of Company Stock per year and to provide for an initial grant options for 20,000 shares of Company Stock. After modification, the first sentence of
Section 6 shall read as follows:

         "6.      Initial Grant; Formula Grant of Options

                  The Company shall make an initial grant of Options with respect to 20,000 shares of Company Stock when the Company makes its initial grant to employees to each director who is, on such date, eligible to participate in the Plan. On the last trading day of each fiscal year of the Company, each director who is, on such date, eligible to participate in the Plan, shall be granted an Option with respect to 5,000 shares of Company Stock."

         4. NO FURTHER MODIFICATION. Except as otherwise modified herein, the terms and provisions of the Plan shall continue in full force and effect.